Exhibit 99.1

FOR INQUIRIES, CONTACT:

Tim Gagnon, Director of Investor Relations

Email: tim.gagnon@chrobinson.com

Adrienne Brausen, Investor Relations Associate

Email: adrienne.brausen@chrobinson.com

C.H. Robinson Worldwide Declares Quarterly Cash Dividend

MINNEAPOLIS, MINNESOTA, August 11, 2016 — C.H. Robinson Worldwide, Inc. (“C.H. Robinson”) (NASDAQ: CHRW) announced that its Board of Directors today declared a regular quarterly cash dividend of 43 cents ($0.43) per share, payable on September 30, 2016, to shareholders of record on September 2, 2016.

C.H. Robinson has distributed regular dividends for more than twenty-five years. As of August 11, 2016, there were approximately 142,592,077 shares outstanding.

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At C.H. Robinson, we believe in accelerating global trade to seamlessly deliver the products and goods that drive the world’s economy. Using the strengths of our knowledgeable people, proven processes and global technology, we help our customers work smarter, not harder. As one of the world’s largest third-party logistics providers (3PL), we provide a broad portfolio of logistics services, fresh produce sourcing and Managed Services for more than 110,000 customers and 68,000 contract carriers through our integrated network of 280 offices and more than 13,000 employees. In addition, the company, our Foundation and our employees contribute millions of dollars annually to a variety of organizations. Headquartered in Eden Prairie, Minnesota, C.H. Robinson (CHRW) has been publicly traded on the NASDAQ since 1997. For more information, visit http://www.chrobinson.com or view our company video.